Exhibit 10.3

SETTLEMENT AND RESTRICTIVE COVENANT AGREEMENT

This Settlement and Restrictive Covenant Agreement (the “Agreement”) is entered into as of March 30, 2026, effective as of the Effective Date (as defined below) by and among Elizabeth Galazka (the “Executive”), Affinity Bank, National Association (the “Bank”) and Affinity Bancshares, Inc. a Maryland corporation (the “Company”) and the holding company of the Bank. The Executive and the Bank and the Company are sometimes referred to as the “Parties” for purposes of this Agreement.

W I T N E S S E T H:

WHEREAS, Fidelity Bank (“Fidelity”), Fidelity Bancshares (N.C.), Inc. and the Bank and the Company are parties to an Agreement and Plan of Merger, dated as of March 30, 2026 (the “Merger Agreement”), pursuant to which, a series of transactions will occur (collectively, the “Merger”); and

WHEREAS, the Parties desire to enter into this Agreement, which shall supersede the Employment Agreement entered into by and between Community First Bancshares, Inc., Newton Federal Bank and the Executive with an effective date of August 19, 2019 (the “Employment Agreement”), in its entirety except as noted in this Agreement, effective immediately prior to the Effective Time (as defined in the Merger Agreement), and in lieu of any rights and payments and benefits under the Employment Agreement, the Executive shall be entitled to the payment set forth herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.  Termination of the Employment Agreement. Effective immediately prior to the Effective Time, the Employment Agreement shall be cancelled in its entirety with the exception of the provisions noted in this Agreement, and the parties thereto shall have no further rights or obligations thereunder. Notwithstanding the foregoing, the following provisions of the Employment Agreement shall not terminate and shall instead continue to apply in accordance with their respective terms and irrespective of the Merger: Sections 5 and 9. If the Merger Agreement is terminated or otherwise cancelled prior to the Effective Date (as defined in Section 11), or if the Executive’s employment with the Bank or the Company terminates for any reason prior to the Effective Date, this Agreement will be null and void ab initio, and, to the extent the Executive’s employment has not terminated, the Executive’s employment and the Employment Agreement will remain in full force and effect in accordance with the terms of the Employment Agreement. The Executive acknowledges and agrees that the Executive is not, and will not be, entitled to participate in, or receive benefits under, any severance plan or policy of the Bank, the Company or Fidelity or any of their respective affiliates (notwithstanding any contrary provision in any such plan or policy), and hereby waives all rights to any such participation and benefits.

2.  Settlement Amount. Provided the Executive has remained employed with the Bank until the Effective Date, in consideration of the termination of the Employment Agreement and in further consideration for the restrictive covenants contained in Section 6 of this Agreement, the Executive will receive a lump-sum cash amount payable by the Bank equal to $707,905 (the “Settlement Amount”). The Settlement Amount shall be paid immediately prior to the Effective Date. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, as a condition of Executive’s retention of the Settlement Amount, Executive is required to (i) execute, and deliver to the Company, the Bank, or Fidelity, on the day immediately preceding the Effective Date, a mutual release of claims and covenant not to sue in form and substance reasonably acceptable to the Bank and the Executive (the “Release”) and (ii) not revoke the Release. The Release (i) will be provided to the Executive by the Bank reasonably in advance of the Effective Date, (ii) will not contain any additional non-competition, non-solicitation, non-disparagement or similar restrictive covenants and (iii) will contain customary carveouts. If the Release is not so timely executed and delivered to either the Company, the Bank or Fidelity, or if after the Executive timely executes and delivers the Release to either the Company, the Bank or Fidelity and the Executive revokes the Release, then in either case, the Executive shall pay to Fidelity the full amount of the Settlement Amount (less applicable tax withholdings) within 10 days after the execution deadline or date of revocation, as applicable.

3.  Other Obligations. For the avoidance of doubt, the payment of the Settlement Amount under this Agreement shall not release the Bank, the Company, or any of their affiliates or their successors from any of the following obligations: (a) obligations to pay to the Executive accrued but unpaid base salary up to the Effective Date; (b) the payment of the Executive’s vested benefits under the tax-qualified and non-tax-qualified plans of the Bank; (c) reimbursement for business expenses incurred by the Executive prior to, but that have not been reimbursed on or before, the Effective Date, to the extent reimbursable in accordance with the applicable reimbursement policy of the Bank; or (d) obligations to honor the Executive’s rights with respect to vested equity awards granted to the Executive by the Company (which vested equity awards the Executive acknowledges and agrees will be treated as set forth in the Merger Agreement).

4.  Complete Satisfaction. In consideration of the payment of the Settlement Amount, the Parties hereby agree that the payment of the Settlement Amount in accordance with Section 2 shall be in complete satisfaction of all rights to payments and benefits due to the Executive under the Employment Agreement.

5.  Section 280G Cut-Back. The Parties intend for the Settlement Amount not to result in an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), provided that no guarantee or assurance of such treatment is provided to the Executive. Notwithstanding the foregoing, if the Settlement Amount, together with any other payments, vesting, compensation or benefits to which the Executive has the right to receive from the Company or the Bank, or any other party, would constitute an “excess parachute payment” (as defined in Code Section 280G(b)(2)), the Parties shall cooperate in good faith (without increasing the amount payable to the Executive) to adjust the restrictive covenants and/or the Executive’s other responsibilities, and/or to take other actions (which may include reducing parachute payments due to the Executive) to mitigate the impact of the excise tax under Code Section 4999. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, the Executive acknowledges and agrees that the Executive is responsible for all taxes, interest and penalties that are imposed on the Settlement Amount and on any other compensation, payments, benefits and vesting received by, provided to, or to be received by or provided to, the Executive (including, without limitation, all taxes under Code Section 4999), and is not entitled to any gross-up or indemnity with respect to any such taxes.

6.  Restrictive Covenants

6.1  Non-Disparagement. The Executive will not, at any time willfully make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which is intended to, directly or indirectly, disparage and cause financial harm to the Company, the Bank, Fidelity, their successors or assigns, or their business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with, a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Company, the Bank, Fidelity and their successors or assigns shall direct such officers, directors and employees as requested by the Executive not to, at any time willfully make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which is intended to, directly or indirectly, disparage and cause financial harm to the Executive or to the Executive’s reputation. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, nothing in this Section 6.1 shall prevent any person or entity from making statements in good faith in connection with any legal or arbitral proceeding, as part of required governmental testimony or when compelled by law, subpoena or legal process.

6.2  Non-Competition. The Executive agrees that during the term of the Executive’s employment by the Company, the Bank, or Fidelity, and for a period of twenty-four (24) months following her termination of employment (the “Restricted Period”), the Executive shall not (except on behalf of or with the prior written consent of the Company, the Bank, or Fidelity or any of their respective affiliates), provide any services within the Restricted Territory, either directly or indirectly, to any Competitor of the Company, the Bank, or Fidelity that are either the same or similar to those services the Executive performed on behalf of the Company, the Bank, or Fidelity or any of their respective affiliates, whether the Executive is acting on behalf of the Executive, or in conjunction with or in concert with any other entity, person, or business. For the avoidance of doubt, the Executive agrees that, pursuant to this Section 6.2, the Executive shall not become or establish a Competitor within the Restricted Territory during the Restricted Period. For purposes of this Agreement: (i) “Competitor” shall mean any entity, within the Restricted Territory, including without limitation, any person, company, partnership, corporation, limited liability company, association, organization, or other entity that is engaged in the same business or essentially the same business as the Company, the Bank, and Fidelity, or provides the same services or products that are offered by or available from the Company, the Bank, and Fidelity; and (ii) “Restricted Territory” shall mean any county in which the Company, the Bank, or Fidelity or any of their respective affiliates maintains an office or has pending an application for regulatory approval to open an office, and shall include, but is not limited to, Fulton County, Georgia, Cobb County, Georgia, and Newton County, Georgia. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than 5% of the publicly traded equity securities of any competing enterprise (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership). Notwithstanding the foregoing, this Section 6.2 shall not apply in the event that, within one (1) year of the Effective Date, Fidelity terminates the Executive’s employment without Cause or the Executive voluntarily terminates employment with Good Reason. For purposes of this Agreement, the following definitions shall apply: (i) “Cause” shall mean termination of employment because of the Executive’s: (a) material act of dishonesty or fraud in performing the Executive’s duties on behalf of Fidelity; (b) willful misconduct likely to cause economic damage to the Bank, the Company, or Fidelity or injury to the business reputation of Fidelity; (c) incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the banking industry); (d) breach of fiduciary duty involving personal profit; (v) intentional failure to perform duties; (e) willful violation of any law, rule or regulation (other than traffic violations or similar offenses which results only in a fine or other non-custodial penalty) that reflects adversely on the reputation of Fidelity, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or any violation of the policies and procedures of Fidelity which would result in termination of employees; or (f) material breach by the Executive of any provision of this Agreement; and (ii) “Good Reason” shall mean a material reduction in the Executive’s base salary by ten percent (10%) or more.

6.3  Non-Solicitation of Customers. The Executive agrees that during the Restricted Period, the Executive shall not (except on behalf of or with the prior written consent of the Company, the Bank or Fidelity or any of their respective affiliates), either directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business or customer from the Company, the Bank or Fidelity or any of their respective affiliates, including actively sought prospective customers, with whom the Executive has or had material contact during the last twelve (12) months of the Executive’s employment, for purposes of providing products or services that are competitive with those provided by the Company, the Bank or Fidelity or any of their respective affiliates.

6.4  Non-Solicitation of Employees. The Executive agrees that during the Restricted Period, the Executive shall not, either directly or indirectly, solicit, recruit or hire away or attempt to solicit, recruit or hire away any employee of the Company, the Bank or Fidelity or any of their respective affiliates, whether or not such employee is a full-time employee or a temporary employee of the Company, the Bank or Fidelity or any of their respective affiliates, and whether or not such employment is pursuant to a written agreement, and whether or not such employment is for a determined period or is at will.

7.  Reasonableness of Restrictions. The Executive acknowledges and agrees that (i) the Executive’s services are unique and extraordinary; (ii) the restrictive covenants incorporated into this Agreement are essential elements of this Agreement and are reasonable given the Executive’s access to the confidential information and the substantial knowledge and goodwill the Executive has acquired with respect to the business of the Company, the Bank and Fidelity and their respective affiliates as a result of the Executive’s employment with the Company and the Bank, and the unique and extraordinary services provided by the Executive to the Company and the Bank; (iii) the restrictive covenants contained in this Agreement are reasonable in time, territory, and scope, and in all other respects; and (iv) enforcement of the restrictions contained herein will not deprive the Executive of the ability to earn a reasonable living. Should any part or provision of the restrictive covenants be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement. The Parties further agree that if any portion of the restrictive covenants or of the Agreement otherwise is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be replaced by terms that are valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms.

8.  Time to Consider. The Parties acknowledge that the Executive has had adequate time to consider and accept the terms of this Agreement. The Parties further acknowledge that Executive has been advised to consult personal legal counsel and Executive represents and warrants that she has consulted with such legal counsel or has waived such right.

9.  Code Section 409A Compliance. The intent and belief of the Parties is that payments under this Agreement either be exempt from or comply with Code Section 409A and the Treasury Regulations and guidance promulgated thereunder. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Code Section 409A. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, none of the Company, the Bank or any of their respective affiliates makes any promise or guarantee of such exemption or compliance.

10.  General.

(a)  Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective heirs, successors, permitted assigns and legal representatives. The Executive may not assign this Agreement, or any of the Executive’s rights or obligations under this Agreement, without the prior written consent of the Bank, the Company, and Fidelity. The Bank and the Company may assign this Agreement, and their respective rights and obligations under this Agreement, to any adequately capitalized successor to their respective businesses without the consent of the Executive or any other person or entity.

(b)  Final Agreement. This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, discussions and understandings (in each case, whether written or oral) between the Parties regarding the subject matter hereof (including, without limitation, the Employment Agreement (other than the terms of the Employment Agreement specified in this Agreement as surviving)). The terms of this Agreement may be changed, modified, waived or discharged only by an instrument in writing signed by each of the Parties.

(c)  Withholdings. The Bank or its successors (as applicable) may withhold from the amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

(d)  Governing Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the State of Georgia, without reference to any principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

(e)  Voluntary Action and Waiver. The Executive acknowledges that by the Executive’s free and voluntary act of signing below, the Executive agrees to all the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that the Executive has been advised to consult with an attorney prior to executing this Agreement.

(f)   Counterparts. This Agreement may be executed electronically and in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11.  Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall become effective as of Effective Time of the Merger (the “Effective Date”). In the event the Merger Agreement is terminated for any reason prior to the closing of the Merger or the Merger does not occur, this Agreement shall be deemed null and void ab initio.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be executed by the Executive or its duly authorized officer, as applicable, as of the date first above written.

Elizabeth Galazka

/s/ Elizabeth Galazka

Affinity Bancshares, Inc.

By:	/s/ Edward J. Cooney
Name: Edward J. Cooney
Title: President and Chief Executive Officer

Affinity Bank

By:	/s/ Edward J. Cooney
Name: Edward J. Cooney
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO THE SETTLEMENT AND RESTRICTIVE COVENANT

AGREEMENT]